UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2012

ORYON TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34212	26-2626737
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4251 Kellway Circle

Addison, Texas 75001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 267-1321

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On September 6, 2012, Oryon Technologies, Inc. (the “Company”) entered into an employment agreement with its President and Chief Executive Officer, Thomas P. Schaeffer. The agreement provides for an initial term of employment of two years from September 6, 2012 (the “Effective Date”), with automatic one-year renewal periods. The agreement establishes a base salary of $223,750 for the first year and $150,000 for subsequent years, and a minimum bonus of $25,000 for the year ending December 31, 2012. Mr. Schaeffer is also entitled to any other bonus that may be awarded by the Compensation Committee of the Company. The agreement also provides for the grant of options to purchase 500,000 shares of common stock on the Effective Date, and an additional 500,000 shares on each of the first two anniversaries of the Effective Date, to the extent that Mr. Schaeffer’s employment is continuing at that time. If Mr. Schaeffer’s employment is terminated prior to the end of the term by (a) the Company without Cause (other than due to Mr. Schaeffer’s death or Disability), (b) Mr. Schaeffer for Good Reason or (c) the Company for any reason within 12 months after a Change in Control, then the Company is required to pay a lump sum amount equal to 200% of Mr. Schaeffer’s annual base salary in effect as of his termination, a prorated bonus, and certain other amounts as provided in the agreement depending on the termination date.

The above summary of the employment agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 1.01. Capitalized terms used above have the meanings given to them in the agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement with Thomas P. Schaeffer, dated September 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2012	ORYON TECHNOLOGIES, INC.

	By:	/s/ Mark E. Pape
Mark E. Pape, Chief Financial Officer